Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS MARCH SALES RESULTS

MINNEAPOLIS, April 8, 2010 -- Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended April 3, 2010 were $6,233 million, an increase of 12.5 percent from $5,543 million for the five weeks ended April 4, 2009. On this same basis, March comparable-store sales increased 10.3 percent.

“March comparable-store sales exceeded our expectations, driven by particular strength in our apparel business,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “The combination of actual March and projected April sales performance is expected to produce a 3 to 5 percent increase in same store sales for this nine-week period.   Additionally, both of our business segments are on track to well exceed their respective profit plans for the first quarter.  As a result, we expect Target’s first quarter EPS to exceed by 10 cents or more the current First Call median estimate of 74 cents.”

For reference, the highest EPS from continuing operations in Target’s history (excluding holiday-driven fourth quarter results) was 82 cents, achieved in the second quarter of 2008.  All earnings per share figures refer to diluted earnings per share.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
March	$6,233	12.5	10.3	(6.3)

Year-to-date	$10,870	9.6	6.8	(5.3)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, May 6, 2010. These recordings may be accessed by calling 612-761-6500.

The statements on expected sales and earnings per share are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 30, 2010.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,740 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

Contact:	John Hulbert (Investors)	Eric Hausman (Financial Media)
	(612) 761-6627	(612) 761-2054

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